Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-264686 and Form S-8 No. 333-266824) of Comera Life Sciences Holdings, Inc. of our report dated March 8, 2022 (except for the effects of the reverse recapitalization described in Note 1, as to which the date is September 2, 2022), relating to the financial statements of Comera Life Sciences, Inc, included in this Current Report on Form 8-K. Our report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ BAKER TILLY US, LLP

Tewksbury, Massachusetts

September 2, 2022